Exhibit 2.1A
AMENDMENT NO. 1
TO
PURCHASE AND SALE AGREEMENT
AND
PLAN OF REORGANIZATION
dated August 4, 2009
(the “Agreement”)

This Amendment No. 1 to the Agreement is made and entered into as of August 27, 2009, by and between International Medical Staffing, Inc., a Delawaare corporation (“IMSG”), and PureSpectrum, Inc., a Nevada corporation (“PSPM”).

All terms not defined herein shall have the meaning ascribed to them in the Agreement.

The parties hereby amend the Agreement as follows:

1.           The following definitions shall be inserted in Section 1. Definitions:

“Buyer Convertible Debentures” shall have the meaning set forth in Section 2.3.

“Seller Convertible Debentures” shall mean all debentures of Seller that are convertible into Seller Common Stock as listed on Schedule C, as such schedule may be amended from time to time.”

2.           The following definitions in Section 1. Definitions, shall be amended and restated in their entirety to read as follows:

“Buyer Securities” means Buyer Convertible Notes, Buyer Convertible Debentures, Buyer Notes, Buyer Shares and Buyer Warrants.”

“Seller Securities” means Seller Convertible Notes, Seller Convertible Debentures, Seller Notes, Seller Shares and Seller Warrants.”

3.           Section 2.3 shall be amended and restated in its entirety to read as follows:

“2.3           Assumed Obligations. Buyer agrees that at the Closing, Buyer shall assume Seller’s obligations under (i) the Seller Warrants, the Seller Convertible Notes, the Seller Convertible Debentures, and the Seller Notes outstanding as of the Closing Date and (ii) those Contracts, covenants, obligations and liabilities on the list attached hereto as Schedule 2.3, as such list may be updated from time to time (collectively, the "Assumed Liabilities").  It is expressly understood and agreed that Buyer’s assumption of Seller’s obligations under the Seller Warrants, the Seller Convertible Notes, the Seller Convertible Debentures and the Seller Notes outstanding as of the Closing Date shall be satisfied and discharged in full by Buyer’s issuance of the Buyer Warrants, the Buyer Convertible Notes, the Buyer Convertible Debentures and the Buyer Notes as contemplated by Sections 2.4 and 2.5.  Seller shall remain liable for any and all of its liabilities, debts and obligations not specifically assumed by Buyer pursuant to this Section 2.3.”

4.           Section 2.4 shall be amended and restated in its entirety to read as follows:

“2.4           Consideration.  In full and complete payment for the Assets, Buyer agrees to (a) the assumption of the Assumed Liabilities pursuant to Section 2.3 hereof, (b) issue a number of Buyer Shares equal to the number of Seller Shares that are issued and outstanding as of the Closing Date; (c) issue Buyer Warrants under substantially the same terms and conditions as each of the Seller Warrants unexercised and outstanding as of the Closing Date and providing for the same number of unexercised shares, the same option prices and the same expiration dates as such Seller Warrants; (d) issue Buyer Convertible Notes for the same face amount (net of any principal payments made), interest rate, conversion price, payment terms and other terms and conditions as each of the Seller Convertible Notes outstanding as of the Closing Date; (e) issue Buyer Convertible Debentures for the same face amount (net of any principal repayments made), interest rate, conversion price, payment terms and other terms and conditions as each of the Seller convertible Debentures outstnading as of the Closing Date; and (f) issue Buyer Notes for the same face amount (net of any principal payments made), interest rate, payment terms and other terms and conditions as each of the Seller Notes outstanding as of the Closing Date.  In order to facilitate the liquidation and dissolution of Seller under Section 2.5, and the assumption by Buyer of Seller’s obligations under the Seller Warrants, Seller Convertible Notes, Seller Convertible Debentures and the Seller Notes (outstanding as of the Closing Date) as part of the Assumed Liabilities, the Buyer Shares, the Buyer Warrants, the Buyer Convertible Notes, the Buyer convertible Debentures  and the Buyer Notes to be issued under this Section 2.4 shall be so issued in the names of the Seller Shareholders and the holders of the Seller Warrants, the Seller Convertible Notes and the Seller Notes, respectively, in accordance with Section 2.5.”

5.           Section 2.5 shall be amended and restated in its entirety to read as follows:

“2.5           Liquidation of Seller.  Immediately after Closing, Seller shall file a Certificate of Dissolution with the Office of the Secretary of State of the State of Nevada, pursuant to which Seller shall be dissolved and liquidated in accordance with Sections 78.580 and 78.585 of the Nevada Business Corporation Act.  Pursuant to such liquidation and dissolution: each Seller Shareholder shall receive a number of Buyer Shares equal to the number of Seller Shares that are held by such Seller Shareholder as of the Closing Date; each holder of unexpired Seller Warrants shall receive Buyer Warrants, as described in Section 2.4, for the same number of unexercised shares covered by the unexpired Seller Warrants that are held by such warrant holder as of the Closing Date; each holder of outstanding Seller Convertible Notes shall receive Buyer Convertible Notes, as described in Section 2.4, for the same face amount (net of any principal payments made) as the outstanding Seller Convertible Notes that are held by such note holder as of the Closing Date; each holder of outstanding Seller Convertible Debentures shall receive Buyer Convertible Debentures, as described in Section 2.4, for the same face amount (net of any principal repayments made) as the ourstanding Seller Convertible Debentures that are held by such debenture holder as of the closing date; and each holder of outstanding Seller Notes shall receive Buyer Notes, as described in Section 2.4, for the same face amount (net of any principal payments made) as the outstanding Seller Notes that are held by such note holder as of the Closing Date.  The Seller Securities shall be deemed cancelled and of no further force or effect immediately upon Closing and Seller may request each holder of Seller Securities to affirm such cancellation in writing as a condition to issuance of the Buyer Shares, Buyer Warrants, Buyer Convertible Notes, Buyer Convertible Debentures or Buyer Notes, as applicable; provided, however, that such cancellation shall be effective regardless of whether such written affirmation is requested or obtained.”

6.           Section 5.4(c) shall be amended and restated to read as follows:

“(c)           The Buyer shall call a special meeting of its stockholders or, if permitted, will obtain a Consent in Lieu of Meeting as soon as practicable, to approve the amendment of its Amended and restated Certificate of Incorporation to (i) change the Buyer’s name to “PureSpectrum, Inc.” and (ii) confer upon the directors the power to adopt, amend and repeal the company’s bylaws.”

7.           In Section 6.1, (i) replace the period with “; and” at the end of section 6.1(g); (ii) insert a new Section 6.1(h) to read as follows:

“(h)           the Buyer S-4/Proxy is declared effective by the Securities and Exchange Commission.” and

(iii) delete the last sentence (The Buyer may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.).

8.           In Section 6.2, (i) amend and restate Section 6.2(e) to read as follows:

“(e)           The Buyer shall have duly amended its Amended and Restated Certificate of Incorporation to change its name to ‘PureSpectrum, Inc.’ and to confer upon the directors the power to adopt, amend and repeal the company’s bylaws;”;

(ii) replace the period with “; and” at the end of section 6.2(j); (iii) insert a new Section 6.2(k) to read as follows:

“(k)           the Buyer S-4/Proxy is declared effective by the Securities and Exchange Commission;” and

(iv) delete the last sentence (The Seller may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing.).

PURESPECTRUM, INC.		INTERNATIONAL MEDICAL STAFFING, INC.

By:	/S/ William R. Norton	By:	/S/ Lee L. Vanatta
Name: William R. Norton		Name: Lee L. Vanatta
Title: Executive Vice President		Title: President